As filed with the Securities and Exchange Commission on July 8, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 3, 2013

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this report relating to an amendment to the senior secured credit agreement of B&G Foods, Inc. is incorporated in this Item 1.01 by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On July 3, 2013, B&G Foods entered into an amendment to our senior secured credit agreement.  The amendment, among other things:

•                  increases the revolving credit facility commitment from $200 million to $300 million; and

•                  increases the maximum permissible consolidated leverage ratio from 6.00 to 1.00 to 7.00 to 1.00 for the fiscal quarter ending June 29, 2013 through the fiscal quarter ending January 3, 2015; 6.75 to 1.00 for the fiscal quarter ending April 4, 2015 through the fiscal quarter ending January 2, 2016; and 6.50 to 1.00 for the fiscal quarter ending April 2, 2016 and thereafter.

Following the amendment and the closing of the acquisition described in Item 8.01 below, the available borrowing capacity under our revolving credit facility is approximately $254.5 million.  A copy of the amendment is filed as Exhibit 10.1 to this report.

Item 8.01. Other Events

On July 8, 2013, B&G Foods North America, Inc., a wholly owned operating subsidiary of B&G Foods, closed on the acquisition of Robert’s American Gourmet Food, LLC dba Pirate Brands and VMG Pirate’s Booty Blocker, Inc. from affiliates of VMG Partners and Driven Capital Management, and certain other entities and individuals for the previously reported purchase price of $195 million in cash, subject to adjustments based upon indebtedness, working capital and transaction expenses of the business at closing, pursuant to a stock purchase agreement and agreement and plan of merger.  As described in B&G Foods’ Current Report on Form 8-K filed on June 11, 2013, the stock purchase agreement and agreement and plan of merger contains customary representations, warranties, covenants and indemnification provisions.

In connection with the closing, OT Acquisition, LLC, a wholly owned subsidiary of B&G Foods North America, was merged with and into Robert’s American Gourmet Foods, which then changed its name to Pirate Brands, LLC.  VMG Pirate’s Booty Blocker will be dissolved.

Prior to the closing of the acquisition, none of B&G Foods, B&G Foods North America, OT Acquisition or any of their affiliates, or any director or officer of B&G Foods, B&G Foods North America or OT Acquisition, or any associate of any such director or officer, had any material relationship with any of the other parties identified above.  The terms of the stock purchase agreement and agreement and plan of merger, including the purchase price, were determined by arm’s-length negotiations between B&G Foods and the sellers.

B&G Foods funded the acquisition and will pay related fees and expenses with the remaining net proceeds of its recently completed senior notes offering and approximately $40 million of revolving credit borrowings under its senior secured credit agreement.

A copy of the press release issued by B&G Foods to announce the closing of the acquisition is filed as Exhibit 99.1 to this report.  The stock purchase agreement and agreement and plan of merger was filed as Exhibit 2.1 under Item 1.01 to the Current Report on Form 8-K filed by B&G Foods on June 11, 2013.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

2.1

Stock Purchase Agreement and Agreement and Plan of Merger, dated as of June 7, 2013, among Robert’s American Gourmet Food, LLC, VMG Pirate’s Booty Blocker, Inc., VMG Equity Partners GP, L.P., VMG Tax-Exempt, L.P., VMG Partners, LLC, B&G Foods North America, Inc., OT Acquisition, LLC and B&G Foods, Inc., as Guarantor (Filed as Exhibit 2.1 to B&G Foods’ Current Report on Form 8-K filed on June 11, 2013, and incorporated herein by reference).

10.1

Second Amendment Agreement, dated as of July 3, 2013, to the Credit Agreement dated as of November 30, 2011 (as amended by that certain Amendment Agreement, which effected the Amended and Restated Credit Agreement, each dated as of December 12, 2012), among B&G Foods, Inc., a Delaware corporation, the several banks and other financial institutions or entities from time to time party thereto as Lenders, and Credit Suisse AG, as administrative agent for the Lenders and as Collateral Agent for the Secured Parties.

99.1	Press Release dated July 8, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: July 8, 2013	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President,
General Counsel and Secretary